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                     October 26, 2023

       Steve Howden
       Chief Financial Officer
       IHS Holding Ltd.
       1 Cathedral Piazza
       123 Victoria Street
       London SW1E 5BP
       United Kingdom

                                                        Re: IHS Holding Ltd.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            Filed on March 28,
2023
                                                            File No. 001-40876

       Dear Steve Howden:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing